Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated July 8, 2024 relating to the consolidated financial statements of Reborn Coffee, Inc. (the “Company”) appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2023. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ BCRG Group

Irvine, California

November 12, 2024